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Exhibit 23.6

[DEGOLYER AND MACNAUGHTON LETTERHEAD]

February 6, 2007

Forest Oil Corporation
707 Seventeenth Street Suite 3600
Denver, Colorado 80202

Ladies and Gentlemen:

        We hereby consent to the use of our name and the information regarding our review of Forest's estimates of reserves and future net cash flows from the production and sale of those reserves in the Annual Report on Form 10-K of Forest Oil Corporation (the "Company") for the year ended December 31, 2006, and to the incorporation by reference thereof into the Company's Registration Statement on Form S-4 to which this consent is an Exhibit and which is being filed in connection with the Company's proposed merger with The Houston Exploration Company.

Very truly yours,
/s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON

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  Exhibit 23.6